UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 19, 2010, Prudential Financial, Inc. (the “Company”) terminated the commitment letter (the “Commitment Letter”) for the $3.0 billion term loan bridge facility that was previously entered into with Citigroup Global Markets Inc., Bank of America, N.A., UBS Loan Finance LLC, UBS Securities LLC, HSBC Bank USA, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

The bridge facility was intended to be available to the Company to finance any portion of the purchase price for its acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company and related entities that was not funded through sales of the Company’s securities or other resources. On November 17th and 18th, the Company completed a public offering of 18,348,624 shares of common stock and $1.0 billion of senior debt securities in the form of medium term notes. The offerings resulted in aggregate proceeds to the Company of approximately $2.0 billion that is expected to fund a portion of the acquisition purchase price. The remainder of the purchase price is expected to be funded with approximately $2.2 billion of cash and short-term investments held by the Company and its subsidiaries. In light of the foregoing, the Company determined to terminate the Commitment Letter.

Some of the lenders under the Commitment Letter (and their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2010

PRUDENTIAL FINANCIAL, INC.

By:	/s/ John M. Cafiero
Name: John M. Cafiero Title: Vice President and Assistant Secretary